Exhibit 23.6

Consent of Specialty Products Consultants, LLC

To Whom It May Concern:

We hereby consent to the use of our information, as properly attributed to us, in the Registration Statement on Form S-4 of The ServiceMaster Company with respect to the statement that the U.S. professional termite and pest control services segment generated an estimated $6.5 billion in revenue in 2011.

Submitted by:

/s/ Gary D. Curl

Name:  Gary D. Curl
Title:  President
Specialty Products Consultants, LLC
35 East Main Street
Mendham, NJ 07945
Tel: 973-543-5195
Email:  gcurl@spcresearch.com
March 25, 2013